Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Third Quarter 2021 Financial Results

SAN FRANCISCO – November 9, 2021 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of direct-to-consumer (DTC) fashion brands for the next-generation, today announced financial results for the third quarter ended September 30, 2021.

Results for the Third Quarter
•Net sales increased 155.4% to $161.8 million, compared to $63.3 million in the third quarter of 2020 or 44%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $62.8 million to net sales during the quarter.
•Net loss attributable to a.k.a. Brands Holding Corp. was $(9.9) million) or $(0.11) per share in the third quarter of 2021, compared to net income attributable to a.k.a. Brands Holding Corp. of $7.1 million or $0.10 per share in the third quarter of 2020.
•Net income attributable to a.k.a. Brands Holding Corp., as adjusted1 was $3.5 million, or $0.04 per share in the third quarter of 2021, compared to $7.1 million or $0.10 per share in the third quarter of 2020.
•Adjusted EBITDA1 was $18.5 million, or 11.5% of net sales, compared to $12.9 million, or 20.4% of net sales in the third quarter of 2020.

“We are very pleased to have delivered strong results for our first quarter as a public company, fueled by growth across our diversified portfolio of brands,” said Jill Ramsey, chief executive officer, a.k.a. Brands. “Net sales grew 155% for the third quarter, or 44%1 on a pro forma basis for Culture Kings, reflecting the power of our next-generation retail platform. During the quarter our brands generated growth across all regions, especially in the U.S. where net sales increased 84%1 on a pro-forma basis. We also saw solid growth in Australia, despite the COVID-19 related lockdowns. Looking ahead, we will continue to accelerate the global growth of our brands by increasing customer awareness and leveraging our unique business model to drive long term profitability and value.”
Recent Business Highlights
•Delivered growth across all brands and regions led by Princess Polly acceleration in the U.S.
•Continued momentum in Culture Kings’ digital business in Australia and the U.S; expanded market presence through new store opening in New Zealand.
•Advanced Petal and Pup with new brand president and U.S. based fulfillment in the third quarter.
•Leveraged agile business model to mitigate impact of global supply chain disruptions; inventory is well positioned for the fourth quarter.
•Acquired mnml, a premier high growth DTC men’s streetwear fashion brand, on October 14, 2021.
Third Quarter Financial Details
•Net sales increased 155.4% to $161.8 million, compared to $63.3 million in the third quarter of 2020 or 44%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $62.8 million to net sales during the quarter. The increase was driven by a 128% increase in the number of orders processed and 13% growth in the average order value during the quarter. The increase in the number of orders was primarily driven by growth of Princess Polly in the U.S. and the inclusion of Culture Kings.
•Gross margin was 53.2% in the third quarter of 2021, versus 60.8% in the same period last year. The 760 basis point decline in gross margin rate was the result of an approximately $6 million, or 370 basis point, non-cash, purchase accounting charge associated with the Culture Kings acquisition. The balance of the decline was roughly split between higher air freight expense and the inclusion of Culture Kings, which carries a lower gross margin rate as compared to the Company’s other brands due to a lower mix of exclusive product. The gross margin decline was partially offset by the implementation of targeted price increases in Princess Polly and Petal and Pup.
1 See additional information at the end of this release regarding non-GAAP financial measures.

•Selling expenses were $40.6 million, compared to $15.7 million in the third quarter of 2020. Selling expenses were 25.1% of net sales compared to 24.8% of net sales in the third quarter of 2020. The 30 basis point increase as a percent of net sales was driven by an increase in the number of orders shipped and the inclusion of Culture Kings.
•Marketing expenses were $15.5 million, compared to $4.6 million in the third quarter of 2020. The increase in marketing dollars was driven primarily by the inclusion of Culture Kings, which increased its investment in advertising spend as the brand looked to scale in new geographies and tested new marketing opportunities. Marketing expenses were 9.6% of net sales compared to 7.3% of net sales in the third quarter of 2020.
•General and administrative (“G&A”) expenses were $28.9 million, compared to $7.3 million in the third quarter of 2020. G&A expenses were 17.9% of net sales compared to 11.5% of net sales in the third quarter of 2020. The increase in G&A expenses during the quarter was primarily due to an increase in salaries and related benefits and equity-based compensation expense related to increases in headcount across functions to support business growth, the inclusion of Culture Kings, additional professional service fees and transaction costs.
•Adjusted EBITDA1 was $18.5 million, or 11.5% of net sales, compared to $12.9 million, or 20.4% of net sales in the third quarter of 2020.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the third quarter totaled $54.4 million compared to $26.3 million at the end of fiscal year 2020.
•Debt at the end of the third quarter totaled $98.2 million, compared to $6.4 million at the end of fiscal year 2020. As part of proceeds raised from its IPO, the Company reduced its debt levels by approximately $69.8 million from the $168.0 million of debt borrowed during 2021, prior to the IPO.
•Cash flow from operations for the nine months ended September 30, 2021 was $20.6 million, compared to $9.0 million for the nine months ended September 30, 2020.
Outlook
For the full year fiscal 2021, the Company expects:
•Net sales between $550 million and $560 million.
•Adjusted EBITDA2 of between $60 million and $62 million.
•Weighted average diluted share count of 93.2 million for the full year and 126 million for the fourth quarter.
•Capital expenditures of approximately $6 million.
The above outlook is based on several assumptions, including, but not limited to, the global supply chain challenges, and air freight prices remaining stable to slightly increasing sequentially through the remainder of 2021 and Australia fully exiting its lockdown by the middle of the fourth quarter. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s third quarter results is scheduled for November 9, 2021, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (888) 272-8703 or (713) 936-6995 for international callers. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13724543. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
2 The Company has not provided a quantitative reconciliation of our Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future stock-based compensation expense, income taxes, interest expense, and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as net income attributable to a.k.a. Brands Holding Corp., as adjusted, net income per share, as adjusted, free cash flow, adjusted EBITDA and adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
Established in 2018, a.k.a. Brands is a brand accelerator of direct-to-consumer fashion brands for the next generation. Each brand in the a.k.a. portfolio is customer obsessed, curates quality exclusive merchandise, creates authentic and inspiring social content and targets a distinct Gen Z and millennial audience. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, mnml, Petal & Pup and Rebdolls.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the continuation of the COVID-19 pandemic and the potential related disruptions to our operations, customer demand, and our suppliers’ ability to meet our needs; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers, or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for requirements to collect additional sales taxes or to be subject to other tax liabilities that may increase the costs to our consumers; economic downturns and market conditions beyond our control; currency fluctuations; our ability to attract and retain highly qualified personnel; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s final prospectus related to its initial public offering, dated September 21, 2021, filed with the Securities and Exchange Commission. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
investors@aka-brands.com

Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$161,762	$63,336	$379,768	$145,135
Cost of sales	75,652	24,831	171,636	61,437
Gross profit	86,110	38,505	208,132	83,698
Operating expenses:
Selling	40,582	15,707	98,859	39,735
Marketing	15,463	4,602	36,595	11,839
General and administrative	28,900	7,307	61,550	17,827
Total operating expenses	84,945	27,616	197,004	69,401
Income from operations	1,165	10,889	11,128	14,297
Other expense, net:
Interest expense	(4,104)	(103)	(8,320)	(268)
Loss on extinguishment of debt	(10,924)	—	(10,924)	—
Other expense	(561)	(117)	(623)	(122)
Total other expense, net	(15,589)	(220)	(19,867)	(390)
Income (loss) before income taxes	(14,424)	10,669	(8,739)	13,907
Benefit from (provision for) income tax	4,331	(3,375)	2,625	(4,399)
Net income (loss)	(10,093)	7,294	(6,114)	9,508
Net loss (income) attributable to noncontrolling interests	199	(232)	123	(302)
Net income (loss) attributable to a.k.a. Brands Holding Corp.	$(9,894)	$7,062	$(5,991)	$9,206
Net income (loss) per share
Basic	$(0.11)	$0.10	$(0.07)	$0.13
Diluted	$(0.11)	$0.10	$(0.07)	$0.13
Weighted average shares outstanding
Basic	88,368,709	69,931,635	81,401,682	69,817,133
Diluted	88,368,709	69,931,635	81,401,682	69,817,133

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$54,449	$26,259
Restricted cash	2,177	840
Accounts receivable	4,004	1,183
Inventory, net	95,768	33,124
Prepaid income taxes	7,102	—
Prepaid expenses and other current assets	13,090	4,080
Total current assets	176,590	65,486
Property, plant and equipment, net	12,591	2,121
Operating lease right-of-use assets	26,459	4,477
Intangible assets, net	87,313	29,102
Goodwill	331,342	88,253
Other assets	895	—
Total assets	$635,190	$189,439
Liabilities, stockholders’ equity and partners’ capital
Current liabilities:
Accounts payable	$22,535	$4,689
Accrued expenses and other current liabilities	42,809	18,169
Sales returns reserve	4,122	3,517
Deferred revenue	7,472	4,165
Income taxes payable	—	3,118
Operating lease liabilities, current	5,579	1,234
Current portion of long-term debt	5,000	6,353
Total current liabilities	87,517	41,245
Long-term debt	93,211	—
Operating lease liabilities	21,465	3,262
Other long-term liabilities	1,287	144
Deferred income taxes, net	22,801	5,904
Total liabilities	226,281	50,555
Stockholders’ equity and partners’ capital:
Preferred stock	—	—
Common stock	127	—
Partnership units (1)	—	108,197
Additional paid-in capital	415,341	727
Accumulated other comprehensive income (loss)	(14,706)	5,839
Retained earnings	8,147	14,138
Non-controlling interest	—	9,983
Total stockholders’ equity and partners’ capital	408,909	138,884
Total liabilities, stockholders’ equity and partners’ capital	$635,190	$189,439
__________
(1)Excelerate L.P. was the predecessor entity to a.k.a. Brands Holding Corp.

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(6,114)	$9,508
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	1,705	220
Amortization expense	9,631	4,499
Amortization of inventory fair value adjustment	12,251	—
Amortization of debt issuance costs	448	—
Loss on extinguishment of debt	10,924	—
Lease incentives	358	—
Non-cash operating lease expense	4,568	616
Equity-based compensation	6,714	834
Deferred income taxes, net	(8,235)	(2,101)
Changes in operating assets and liabilities:
Accounts receivable	(2,280)	(1,318)
Inventory	(16,446)	(6,234)
Prepaid expenses and other current assets	(5,877)	(2,523)
Accounts payable	3,461	(171)
Income taxes payable	(12,279)	2,407
Accrued expenses and other current liabilities	23,188	4,955
Returns reserve	486	(1,336)
Deferred revenue	3,351	(166)
Lease liabilities	(4,354)	(591)
Foreign currency remeasurement	(869)	373
Net cash provided by operating activities	20,631	8,972
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(226,228)	(580)
Purchase of noncontrolling interest	(20,198)	—
Purchase of intangible assets	(661)	—
Purchases of property and equipment	(4,715)	(1,003)
Net cash used in investing activities	(251,802)	(1,583)
Cash flows from financing activities:
Proceeds from initial public offering, net of issuance costs	98,558	—
Proceeds from line of credit, net of issuance costs	14,150	10,408
Repayment of line of credit	(22,071)	(9,905)
Proceeds from issuance of debt, net of issuance costs	242,735	—
Repayment of debt	(154,513)	—
Proceeds from issuance of units	82,669	450
Net cash provided by financing activities	261,528	953
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(830)	(444)
Net increase in cash, cash equivalents and restricted cash	29,527	7,898
Cash, cash equivalents and restricted cash at beginning of period	27,099	5,791
Cash, cash equivalents and restricted cash at end of period	$56,626	$13,689

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$54,449	$13,352
Restricted cash	2,177	337
Total cash, cash equivalents and restricted cash	$56,626	$13,689

a.k.a. BRANDS HOLDING CORP.
KEY OPERATING AND FINANCIAL METRICS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Gross margin	53%	61%	55%	58%
Net income (loss) (in thousands)	$(10,093)	$7,294	$(6,114)	$9,508
Net income (loss) margin	(6)%	12%	(2)%	7%
Adjusted EBITDA[1] (in thousands)	$18,548	$12,906	$46,302	$19,850
Adjusted EBITDA[1] margin	11%	20%	12%	14%
Key Operational Metrics and Regional Sales

	Three Months Ended September 30,		Nine Months Ended September 30,
(metrics in millions, except AOV; sales in thousands)	2021	2020	2021	2020
Key Operational Metrics
Active customers	3.1	1.3	3.1	1.3
Active customers across a.k.a. Brands[2]	3.1	2.0	3.1	2.0
Average order value	$89	$79	$87	$74
Average order value across a.k.a. Brands[2]	$89	$84	$89	$82
Number of orders	1.8	0.8	4.4	2.0
Number of orders across a.k.a. Brands[2]	1.8	1.3	4.9	3.2

Sales by Region (actual)
U.S.	$76,435	$37,648	$190,470	$83,081
Australia	63,831	19,707	142,163	45,780
Rest of world	21,496	5,981	47,135	16,274
Total	$161,762	$63,336	$379,768	$145,135
Year-over-year growth	155.4%		161.7%
Year-over-year growth on a constant currency basis[3]	156.0%		151.0%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Metrics “across a.k.a. Brands” assume we owned Culture Kings since January 1, 2020.
3 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2020, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; transaction costs; and one-time or non-recurring items. Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income (loss), the most directly comparable financial measure calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted EBITDA to net income (loss) for the three and nine months ended September 30, 2021 and 2020 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$(10,093)	$7,294	$(6,114)	$9,508
Add (deduct):
Other expense, net	15,589	220	19,867	390
Provision for (benefit from) income tax	(4,331)	3,375	(2,625)	4,399
Depreciation and amortization expense	4,235	1,602	11,336	4,719
Inventory step-up amortization expense	5,985	—	12,251	—
Equity-based compensation expense	5,582	415	6,714	834
Transaction costs	1,581	—	4,873	—
Adjusted EBITDA	$18,548	$12,906	$46,302	$19,850
Net income (loss) margin	(6)%	12%	(2)%	7%
Adjusted EBITDA margin	11%	20%	12%	14%
Net Income Attributable to a.k.a. Brands Holding Corp., As Adjusted and Net Income Per Share, As Adjusted
Net income attributable to a.k.a. Brands Holding Corp., as adjusted and net income per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net loss attributable to a.k.a. Brands Holding Corp. and net loss per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income attributable to a.k.a. Brands Holding Corp., as adjusted and net income per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income attributable to a.k.a. Brands Holding Corp., as adjusted and net income per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We have calculated net income attributable to a.k.a. Brands Holding Corp, as adjusted and net income per share, as adjusted for the three and nine months ended September 30, 2021 by adjusting net loss, net loss per share and net loss attributable to noncontrolling interests, as applicable, for the following:
1.Inventory step-up amortization expense resulting from the acquisition of Culture Kings;
2.Equity-based compensation expense related to performance-based awards that vested upon IPO; and
3.Loss on extinguishment of debt.

There were no adjustments to net income or net income per share for the three and nine months ended September 30, 2020. A reconciliation of non-GAAP net income, as adjusted to net loss, as well as the resulting calculation of net income per share, as adjusted for the three and nine months ended September 30, 2021 are as follows:

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Net loss	$(10,093)	$(6,114)
Adjustments:
Inventory step-up amortization expense	5,985	12,251
Equity-based compensation expense related to performance-based awards	4,903	4,903
Loss on extinguishment of debt	10,924	10,924
Tax effects of adjustments	(6,544)	(8,423)
Net income, as adjusted	$5,175	$13,541

Net loss attributable to noncontrolling interests	$199	$123
Adjustments:
Inventory step-up amortization expense	(2,693)	(5,513)
Tax effects of adjustment	808	1,654
Net income attributable to noncontrolling interests, as adjusted	$(1,686)	$(3,736)

Net income, as adjusted	$5,175	$13,541
Net loss attributable to noncontrolling interests, as adjusted	(1,686)	(3,736)
Net income attributable to a.k.a. Brands Holding Corp., as adjusted	$3,489	$9,805
Net income per share, as adjusted	$0.04	$0.12
Weighted-average shares, basic and diluted	88,368,709	81,401,682
Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three months ended September 30, 2021, and 2020 is as follows:

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$76,435	$37,648	$3,989	$41,637	103.0%	83.6%
Australia	63,831	19,707	40,017	59,724	223.9%	6.9%
Rest of world	21,496	5,981	4,707	10,688	259.4%	101.1%
Total	$161,762	$63,336	$48,713	$112,049	155.4%	44.4%